Exhibit 99.1

QUESTCOR RECEIVES NOTIFICATION OF PDUFA DATE EXTENSION TO
SEPTEMBER 11, 2010
Union City, CA — June 11, 2010 — Questcor Pharmaceuticals, Inc. (NASDAQ: QCOR) today announced that it has received notification from the U.S. Food & Drug Administration (FDA) that the PDUFA date for Questcor’s supplemental new drug application (sNDA) to approve Acthar for the treatment of infantile spasms (IS) has been extended to September 11, 2010. The FDA extended the PDUFA date in order to review information regarding labeling and potential post-approval commitments that they solicited from Questcor. This follows the May 6, 2010 votes by the Advisory Committee to the Division of Peripheral and Central Nervous System Drugs of the FDA which indicated support for approval of this new Acthar indication.
“We look forward to working with the FDA over the next few months in order to finalize these critical elements,” said Don M. Bailey, President and CEO of Questcor.
Investors should note that there can be no assurance that the FDA will approve this sNDA by September 11, 2010, or thereafter.
About Questcor
Questcor Pharmaceuticals, Inc. is a pharmaceutical company that markets H.P. Acthar® Gel (repository corticotropin injection). H.P. Acthar Gel (“Acthar”) is an injectable drug that is approved for the treatment of certain disorders with an inflammatory component, including the treatment of exacerbations associated with multiple sclerosis (“MS”) and to induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that is due to lupus erythamatosus. In addition, Acthar is not indicated for, but is used in treating patients with infantile spasms (“IS”), a rare form of refractory childhood epilepsy, and opsoclonus myoclonus syndrome, a rare autoimmune-related childhood neurological disorder. The Company also markets Doral® (quazepam), which is indicated for the treatment of insomnia characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. For more information, please visit www.questcor.com.
CONTACT INFORMATION:
Questcor Pharmaceuticals, Inc.
Don Bailey
510-400-0776
dbailey@Questcor.com

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